Exhibit 21.1

Griffin-American Healthcare REIT IV, Inc.
List of Subsidiaries
As of October 14, 2016

Griffin-American Healthcare REIT IV Holdings, LP (Delaware)
GAHC4 Auburn CA MOB, LLC (Delaware)
GAHC4 Charlottesville VA MOB, LLC (Delaware)
GAHC4 Cullman AL MOB I, LLC (Delaware)
GAHC4 Cullman AL MOB II, LLC (Delaware)
GAHC4 Cullman AL MOB III, LLC (Delaware)
GAHC4 Iron MOB Portfolio, LLC (Delaware)
GAHC4 Mint Hill NC MOB, LLC (Delaware)
GAHC4 Pottsville PA MOB, LLC (Delaware)
GAHC4 Rochester Hills MI MOB, LLC (Delaware)
GAHC4 Sylacauga AL MOB, LLC (Delaware)